AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LAMBERT’S COVE ACQUISITION CORPORATION

Lambert’s Cove Acquisition Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.  The name of the Corporation is Lambert’s Cove Acquisition Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was February 15, 2008 under the name of Lambert’s Cove Acquisition Corporation.

2. This Amended and Restated Certificate of Incorporation of Lambert’s Cove Acquisition Corporation, in the form attached hereto as Exhibit A, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

3. This Amended and Restated Certificate of Incorporation amends and restates the original Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of the original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth on Exhibit A attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf by an authorized officer on this   day of   , 2008.

LAMBERT’S COVE ACQUISITION CORPORATION

By:
Name: Jeff C. Levy
Title: Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LAMBERT’S COVE ACQUISITION CORPORATION

FIRST: The name of the corporation is Lambert’s Cove Acquisition Corporation (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated as provided in Article Sixth, then the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders of the Corporation, be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein and the Corporation’s powers shall thereupon be limited to those set forth in Section 278 of the DGCL and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein. In addition to any other vote of stockholders of the Corporation required by applicable law, this Article Third may be amended only upon the affirmative vote of at least 95% of the Corporation’s outstanding Common Stock (as defined below), unless such amendment is in connection with, and becomes effective upon, the consummation of a Business Combination, in which case the vote of the stockholders of the Corporation required by applicable law shall be the vote required to amend this Article Third.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 76,000,000, of which 75,000,000 shares shall be Common Stock of the par value of $.0001 per share (the “Common Stock”) and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share (the “Preferred Stock”).

A.  Preferred Stock. Subject to paragraph I of Article Sixth, the Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.  Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The Corporation’s existence shall terminate on  , 2010 (the “Termination Date”). Notwithstanding the foregoing, if the Corporation fails to consummate a Business Combination by the Termination Date but has entered into a definitive agreement with respect to a Business Combination by such date, the Corporation may seek stockholder approval of an amendment to this Article Fifth to change the Termination Date from     to     (the “Extended Termination Date”) in order to extend the Corporation’s existence by an additional twelve (12) months (the “Extension Amendment”). In addition to any other vote of the stockholders of the Corporation required by applicable law, the Extension Amendment may be approved only upon the affirmative vote of a majority of the outstanding shares of Common Stock cast at a meeting to approve the Extension Amendment, and if stockholders owning less than 40.0% of the IPO Shares (as defined below) vote against the Extension Amendment and exercise their Redemption Rights (as defined below). Except with respect to the Extension Amendment as provided for herein, in addition to any other vote of stockholders of the Corporation required by applicable law, this Article Fifth may be amended only upon the affirmative vote of at least 95% of the Corporation’s outstanding shares of Common Stock unless an amendment to permit the continued existence of the Corporation beyond the Termination Date is submitted to the stockholders of the Corporation in connection with, and becomes effective upon, the consummation of a Business Combination. A proposal to so amend this Article Fifth shall be submitted to stockholders in connection with any proposed Business Combination, in which case, the vote of the stockholders of the Corporation required by applicable law shall be the vote required to amend this Article Fifth.

SIXTH: This Article Sixth shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the earlier to occur of (i) the consummation of Business Combination or (ii) the later of (x) the Termination Date or (y) the Extended Termination Date. In addition to any other vote of the stockholders of the Corporation required by applicable law, this Article Sixth may be amended only upon the affirmative vote of at least 95% of the Corporation’s outstanding shares of Common Stock unless such amendment is in connection with, and becomes effective upon, the consummation of a Business Combination, in which case the vote of the stockholders of the Corporation required by applicable law shall be the vote required to amend this Article Sixth. A “Business Combination” shall mean the merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, reorganization, joint venture or other similar business combination with one or more operating businesses or assets (the “Target Business or “Target Businesses”) having, collectively, a fair market value of at least 80% of the amount in the Trust Account (as defined below) (net of taxes and exclusive of any amounts subject to Redemption Rights and deferred underwriting discounts and commissions payable to the underwriters pursuant to the terms and conditions of an underwriting agreement to be entered into in connection with the Corporation’s IPO of units (the “Units”), with each Unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock (the “Warrant”)) at the time of the execution of the definitive agreement relating to such transaction and resulting in ownership by the Corporation of at least 51% of the voting equity interests of the Target Business or Target Businesses and control by the Corporation of the majority of any governing body of the Target Business or Target Businesses. Any acquisition of multiple Target Businesses shall occur simultaneously.

For purposes of this Article Sixth, the fair market value of the Target Business or Target Businesses proposed for a Business Combination shall be determined by the Board of Directors based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If the Board of Directors is not able to independently determine the fair market value of the Target Business or Target Businesses, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) and is reasonably acceptable to the representatives (the “Representatives”) of the underwriters of the Corporation’s IPO. Notwithstanding the foregoing, if the Corporation pursues a Business Combination with a Target Business that is affiliated with any of the Corporation’s existing stockholders, executive officers or directors or any of the Corporation’s or their affiliates, the Corporation shall obtain an opinion from an unaffiliated independent investment banking firm that is a member of the FINRA and is reasonably acceptable to the Representatives that such a Business Combination is fair to the Corporation’s stockholders from a financial point of view.

The Audit Committee of the Board of Directors will review and approve all payments made by the Corporation to its officers and directors and to Lambert’s Cove Holdings, LLC, (the “Sponsor”) and their respective affiliates and any affiliates of the Corporation. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its officers or directors or the Sponsor or their respective affiliates any finder’s fee, consulting fee or other compensation for services rendered prior to or in connection with the consummation of a Business Combination; provided that the Corporation’s officers and directors and the Sponsor and their respective affiliates or an affiliate of the Corporation shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with identifying, investigating and consummating a Business Combination from the amounts not held in the Trust Account and interest income of up to $2,500,000 which may be released to the Corporation from the Trust Account. Payments of an aggregate of $10,000 per month to the Sponsor for office space, secretarial and administrative services and repayments of advances of up to $125,000 in non-interest bearing loans made to the Corporation by the Sponsor to cover offering related and organizational expenses shall not be subject to the provisions of this paragraph.

A.  Immediately after the IPO, the Corporation shall deposit or cause to be deposited $98,500,000, or $112,937,500 if the underwriters’ overallotment option is exercised in full (comprising (i) $98,500,000 of the net proceeds of the IPO, including $3,250,000 of deferred underwriting discounts and commissions (or $112,937,500 if the underwriters’ over-allotment option is exercised in full, including $3,737,500 of deferred underwriting discounts and commissions) and (ii) $3,050,000 of the proceeds from the Corporation’s sale of 3,050,000 insider warrants to Lambert’s Cove Holding, LLC) and thereafter held in a trust account established by the Corporation (the “Trust Account”). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse or cause to be disbursed any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, (ii) the Termination Date or the Extended Termination Date, as the case may be, or (iii) redemption of a stockholder’s shares of Common Stock in connection with a proposed Business Combination or the Extension Amendment, in each case in accordance with the terms of the investment management trust agreement governing the Trust Account (“Trust Account Agreement”); provided, however, that (x) up to $2,500,000 of the interest earned on the Trust Account as described in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission to register the IPO Shares (as defined below) (as amended, the “Registration Statement”), and pursuant to the terms of the Trust Account Agreement may be released to the Corporation to cover operating expenses, and (y) the Corporation shall be entitled to withdraw such amounts from the Trust Account as would be required to pay taxes on the interest earned on the Trust Account or franchise or other tax obligations of the Corporation pursuant to the terms of the Trust Account Agreement.

B.  Prior to the consummation of a Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In addition to any other vote of stockholders of the Corporation required by applicable law or listing agreement, the Corporation may only consummate the Business Combination if a majority of the IPO Shares cast at a duly held stockholders meeting to approve the Business Combination are voted for the approval of such Business Combination; provided, however, that the Corporation shall not consummate any Business Combination if holders of an aggregate of 40% or more in interest of the IPO Shares exercise their redemption rights described in paragraph C below on a cumulative basis with the stockholders who exercised redemption rights in connection with the Extension Amendment. A Business Combination may only be consummated if an amendment to this Amended and Restated Certificate of Incorporation providing for perpetual existence of the Corporation has been approved by a majority of the outstanding shares of the Corporation’s Common Stock.

C.  In the event that (i) the Extension Amendment is approved in accordance with Article Fifth and an amendment to this Amended and Restated Certificate of Incorporation effecting the Extension Amendment is filed with the Secretary of State of Delaware or (ii) a Business Combination is approved in accordance with the above paragraph B and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (the “IPO Shares”) who voted against the Extension Amendment or the Business Combination, as the case may be, may, contemporaneous with such vote, demand the Corporation redeem such holder’s IPO Shares for cash (the “Redemption Rights”). If so demanded, the Corporation shall, promptly after the effectiveness of the Extension Amendment or the consummation of the Business Combination, as the case may be, redeem such IPO Shares at a per share redemption price equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account (including deferred underwriting discounts and including interest earned on the Trust Account) calculated as of two business days prior to the effectiveness of the Extension Amendment or the consummation of the Business Combination, as the case may be (net of taxes payable and amounts previously released to the Corporation to pay stockholders exercising their Redemption Rights in connection with the Extension Amendment, if any, and for working capital purposes), by (ii) the total number of IPO Shares then outstanding. Notwithstanding the foregoing, a holder of IPO Shares, together with any affiliate or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Rule 13d-5(b) promulgated under the Securities Exchange Act of 1934, as amended), may collectively only exercise Redemption Rights with respect to up to an aggregate of 10% of the IPO Shares (notwithstanding that such holder or group of holders may hold in excess of 10% of the IPO Shares) on a cumulative basis, which includes any Redemption Rights exercised in connection with either the stockholder vote required to approve the Extension Amendment or the initial Business Combination.

D.  A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only (i) in the event that the Corporation has not consummated a Business Combination by the Termination Date as may be extended pursuant to the Extension Amendment, if any or (ii) in the event such holder exercises Redemption Rights. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account. In the event the Corporation has not consummated a Business Combination and is liquidated, holders of IPO Shares shall be entitled to share in the distribution of funds from the Trust Account and any net assets remaining outside of the trust account (except for such amounts as are paid to creditors or reserved for payment to creditors in accordance with Delaware law) and all such distributions shall be made ratably in proportion to the number of IPO Shares held by such holder. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares. A holder of securities issued in any private placement concurrently with or prior to the consummation of the IPO shall not have any right or interest of any kind in or to the Trust Account.

E.  Unless and until the Corporation has consummated a Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, joint venture stock purchase, reorganization, exchange share transaction or other similar business combination.

F. The Corporation will not enter into any transaction with any of the Corporation’s officers or directors or any of the Corporation’s or their respective affiliates, including loans by the Corporation’s officers and directors and any forgiveness of loans, (1) without the prior approval by a majority of the Corporation’s disinterested, “independent” (as defined below) directors or the members of the Corporation’s Board of Directors who do not have an interest in the transaction, in either case who had access, at the Company’s expense, to the Corporation’s attorneys or independent legal counsel, and (2) unless the Company’s disinterested, “independent” (as defined below) directors determine that the terms of such transaction are no less favorable to the Corporation than those that would be available to the Corporation with respect to such a transaction from unaffiliated third parties (as used herein “independent” means a director who qualifies as (a) an “independent director” under Section 121 of the American Stock Exchange’s AMEX Company Guide and (b) independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended).

G. The members of the Audit Committee shall review the requirements of this Article Sixth at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Corporation’s Audit Committee shall review the terms of all agreements between the Corporation and any of its officers or directors included as exhibits to the Registration Statement at each quarterly meeting of the Audit Committee to determine whether the parties to such agreement are in compliance. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article Sixth or the terms and provisions of such agreement.

H. The Board of Directors may not in any event issue any shares of Common Stock, any options or other securities convertible or exercisable into Common Stock or any shares of Preferred Stock that participate in any manner in the Trust Account or that vote as a class with the Common Stock on an Extension Amendment or a Business Combination.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitations and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

C.  The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders and the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders.  Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws of the Corporation), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

D.  The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

E.  The Board of Directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation.

F.  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Amended and Restated Certificate of Incorporation, and to any Bylaws of the Corporation from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the Board of Directors which would have been valid if such Bylaws had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.  The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on the Corporation. This Article Ninth is subject to the requirements set forth in Article Third and Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Third and Article Sixth.

TENTH: Subject to the provisions set forth in Article Third, Article Fifth and Article Sixth, the Corporation reserves the right to amend and repeal any provisions contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.